Exhibit 10.8
AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT (“Amendment”) to the Employment Agreement, dated as of October 3, 2019 (the “Employment Agreement”), by and between Gypsum Management and Supply, Inc., a Georgia corporation (the “Company”), and Scott Deakin (the “Executive”) shall be effective as of June 22, 2021 (the “Effective Date”).
1.Section 3.2(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(a) Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (i) by the Company other than for Cause, death or Disability, (ii) by the Executive for Good Reason or (iii) if the Company has given the Executive notice of its intent not to renew this Employment Agreement as of the end of the Initial Term or any Renewal Term, by the Executive within 15 days following the end of the Initial Term or any such Renewal Term, as applicable (each of (i), (ii) and (iii), a “Qualifying Termination”), then in addition to the Accrued Amounts, the Executive shall be entitled to (A) (1) if the Qualifying Termination occurs prior to a Change in Control, the payment of an amount equal to one times Executive’s Base Salary at the rate in effect immediately prior to the Termination Date, payable in equal installments on the Company’s regular payment dates occurring during the 12-month period beginning on the first payroll date to occur after the 60th day following the Termination Date; provided that the first such payment shall consist of all amounts payable to the Executive pursuant to this Section 3.2(a) between the Termination Date and the first payroll date to occur after the 60th day following the Termination Date, or (2) if the Qualifying Termination occurs within twenty-four (24) months following a Change in Control, two (2) times the sum of Executive’s Base Salary at the rate in effect immediately prior to the Termination Date plus Executive’s target Annual Bonus for the year in which the Termination Date occurs, payable in a single lump sum on the first payroll date to occur after the 60th day following the Termination Date; and (B) a prorated portion of the Executive’s actual Annual Bonus, determined in accordance with Section 2.2 and payable at the same time as annual bonuses are paid to other senior executives of the Company, with the prorated Annual Bonus determined by multiplying the actual Annual Bonus, if any, by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year and the denominator of which is 365 (subsection (A) and (B) together, the “Severance Amount”). In addition, if the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents would be entitled under COBRA, then for a period of twelve (12) months after the Termination Date (or, if such Qualifying Termination occurs within twenty-four (24) months following a Change in Control, eighteen (18) months) (the “Health Benefits Continuation Period”), the Company shall pay to the Executive an amount in cash equal to the excess of (A) the COBRA cost of such coverage over (B) the amount that the Executive would have had to pay for such coverage if Executive had remained employed during the Health Benefits Continuation Period and paid the active employee rate for such coverage; provided, however, that (i) if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (ii) the Health Benefits Continuation Period shall run concurrently with any period for which the Executive is eligible to elect health coverage under COBRA; and (iii) the Company-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in the Executive’s income in accordance with applicable rules and regulations (the “Health Benefit”). The Company’s obligations to pay the Severance Amount and the Health Benefit shall be conditioned upon: (i) the Executive’s continued compliance with the Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in the form provided by the Company, within 45 days after the Executive’s Termination Date.”
2.The following new subsection (ii) shall be added to Section 3.2(c), and the subsections shall be renumbered accordingly:
“(ii) “Change in Control” shall have the meaning set forth in the Company’s 2020 Equity Incentive Plan, as amended from time to time, or any successor thereto.”

3.The following sentence shall be added to Section 3.3(a) of the Employment Agreement:
“Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt deferred compensation for purposes of Section 409A of the Code would otherwise be payable hereunder, or a different form of payment of such non-exempt deferred compensation would be effected, by reason of a Change in Control, such non-exempt deferred compensation will not be payable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control meet any description or definition of “change in control event” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).”
4.The following new Section 3.7 shall be added to the Employment Agreement:
“3.7    Code Section 280G.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to the Executive, a calculation shall be made comparing (X) the net after-tax benefit to the Executive of the Payments after payment by the Executive of the Excise Tax, to (Y) the net after-tax benefit to the Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (X) above is less than the amount calculated under (Y) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value (as defined below) to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 3.7(b)(ii)) below). For purposes of this Section 3.7, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 3.7, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(b)    All determinations required to be made under this Section 3.7, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an accounting firm selected by the Company (the “Determination Firm”) which shall provide detailed supporting calculations both to the Executive and the Company within 15 business days after the receipt of notice from the Company that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 3.7, could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 3.7 shall be of no further force or effect.”
5.The Employment Agreement, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

GYPSUM MANAGEMENT AND SUPPLY, INC.

/s/ John C. Turner, Jr.
By: John C. Turner, Jr. Title: Chief Executive Officer

EXECUTIVE
/s/ Scott Deakin
Scott Deakin

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